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                                                                       EXHIBIT A
                                                                  Conformed Copy

                         CALL OPTION NOTICE AND WAIVER

     This Call Option Notice and Waiver (this "Notice and Waiver") is entered into as of December 20, 2000 by and between Telenor East Invest AS ("Telenor") and Open Joint Stock Company "Vimpel-Communications" (the "Issuer", and together with Telenor, each, a "Party", and, collectively, the "Parties").

                            Preliminary Statements

A. Section 2.07(c) of the Primary Agreement dated as of December 1, 1998 (the "Primary Agreement"), between Telenor and the Issuer requires the Issuer to provide Telenor with a 15 days' notice of the Issuer's intent to exercise the Issuer's Call Option provided for therein (the "Call Option Notice").

B. The Issuer and Telenor desire to facilitate the exercise by the Issuer of the Call Option and to waive the 15-day period for the Call Option Notice.

C. Capitalized terms not defined in this Notice and Waiver have the meanings set forth in the Primary Agreement.

                             Waiver and Agreement

1. Waiver of 15-Day Period for Call Option Notice. Telenor hereby waives the requirement for the Issuer to provide the Call Option Notice no later than fifteen (15) days prior to any exercise of the Call Option pursuant to
     Section 2.07(c) of the Primary Agreement. Telenor agrees that upon the execution by the Parties of this Notice and Waiver, the Issuer shall have satisfied the requirements for the Call Option Notice. The waiver set forth in this Section 1 is conditional upon the Exercise taking place before December 31, 2000, on the terms set forth in Sections 2 and 3 hereof. In the event the Exercise does not take place on the terms set forth herein before December 31, 2000, such waiver will become ineffective.

2. Exercise of Call Option. The Parties hereby agree that the terms of the Exercise pursuant to this Notice and Waiver are as follows:

     (a) Exercise Date. The Exercise may occur at any time prior to, but no later than, December 31, 2000.

     (b) Call Option Shares. The Call Option Shares will consist of 250,000 shares of Common Stock of the Issuer, Registration No. 1-06-00027-A.

     (c) Aggregate Exercise Price. The Exercise Price will be US$19.97 per share for an aggregate amount of US $4,992,500.
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3.   Appointment of Issuer Designee. Pursuant to Section 2.07(a) of the Primary
     Agreement, the Issuer hereby designates Open Joint Stock Company "KB Impuls" as its designee to purchase the Call Option Shares.

          IN WITNESS WHEREOF, each of the Parties have caused this Notice and Waiver to be executed, in two counterparts, on its behalf by its duly authorized representative as of the date first above written.

                                   OPEN JOINT STOCK COMPANY
                                   "VIMPEL-COMMUNICATIONS"


                                   By  /s/ Dmitri B. Zimin
                                       -------------------
                                       Dmitri B. Zimin
                                       Chief Executive Officer


                                   By  /s/ V. M. Bychenkov
                                       -------------------
                                       V.M. Bychenkov
                                       Chief Accountant



                                   TELENOR EAST INVEST AS


                                   By  /s/ Alexei Aleksandrovich Nazartchouk
                                       -------------------------------------
                                       Alexei Aleksandrovich Nazartchouk
                                       Attorney-in-Fact